Exhibit 10.23

FACILITY AGREEMENT

between

ORACLE TECHNOLOGY COMPANY
as Borrower

and

ABN AMRO BANK N.V.
as Lender

McCann FitzGerald
Solicitors
2 Harbourmaster Place
International Financial Services Centre
Dublin 1
EDV\1007062.5

THIS AGREEMENT is made the 20th day of May 2005

BETWEEN:

(1)	ORACLE TECHNOLOGY COMPANY a company incorporated in Ireland with company registration number 265683 and having its registered office at 25/28 North Wall Quay, Dublin 2 (the “Borrower”); and

(2)	ABN AMRO BANK N.V. having its place of business at 540 West Madison Street, Chicago, IL 60661, U.S.A. (the “Lender”).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 10 days after the date of this Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Dublin, London, Chicago and New York.

“Capitalization Ratio” has the meaning given to that term in the Guarantee.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Effective Date” means the date that all conditions precedent set forth in Clause 4.1 shall have been satisfied or waived.

“Event of Default” means any event or circumstance specified as such in Clause 18 (Events of Default).

“Facility” means the loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Governmental Authority” means the government of the United States of America or any other nation (including, without limitation, Ireland), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guaranty executed or to be executed by the Guarantor in favour of the Lender in respect of the obligations of the Borrower under this Agreement.

“Guarantor” means Oracle Corporation, a Delaware corporation.

“Guarantee Event of Default” means a “Guarantor Event of Default” as defined in the Guarantee.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Dollars for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Lender to leading banks in the in the London interbank market, as of 11.00am on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for the Loan.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Mandatory Cost” means the rate per annum determined by the Lender on the first day of any Interest Period to be its cost of complying with the requirements of the European Central Bank and/or the Central Bank of Ireland and/or the Irish Financial Services Regulatory Authority and/or any other applicable regulatory authority in respect of monetary control, liquidity or otherwise.

“Margin” means a rate per annum, determined by reference to the Public Debt Rating in effect from time to time as set forth in the grid below:

Public Debt Rating
S&P or Moody’s	Applicable Margin
Level I ≥ A - or A3	0.25%

Level II BBB+ or Baa1	0.40%

Level III ≤ BBB or Baa2	0.55%

For purposes of the foregoing, (i) if both of Moody’s and S&P shall have in effect a rating for the Public Debt Rating, then the Level shall be determined by reference to both such Public Debt Ratings, (ii) if only one of Moody’s and S&P shall have in effect a rating for the Public Debt Rating, then the Level shall be determined by reference to such Public Debt Rating, (iii) if neither Moody’s nor S&P shall have in effect a Public Debt Rating, then each rating agency shall be deemed to have established a rating in Level III; and (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Public Debt Rating shall fall within different Levels, the applicable Level shall be based on the higher of the two ratings unless one of the two ratings is two or more Levels lower than the other, in which case the applicable Level shall be determined by reference to the Level next below that of the higher of the two ratings.

“Material Adverse Effect” shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise), material agreements, properties or contingent liabilities of the Borrower and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or the rights, remedies and benefits available to the Lender hereunder or thereunder.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Party” means a party to this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by any of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Guarantor. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Relevant Interbank Market” means the London interbank market.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Screen Rate” means the rate for Dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Selection Notice” means a notice in a form and substance satisfactory to the Lender (acting reasonably) pursuant to which the Borrower notifies the Lender of the duration of an Interest Period pursuant to Clause 9.1.1.

“Subsidiary” means a subsidiary within the meaning of Section 155 of the Companies Act, 1963.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 364 days after the date of this Agreement or such later date as the Lender may agree and specify in writing to the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Acts 1972 to 2003 and any other tax of a similar nature.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Borrower”, the “Guarantor”, the “Lender”, any “Party” or any “Person” shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	this “Agreement”, the “Guarantee” or any other agreement or instrument is a reference to this Agreement, the Guarantee or such other agreement or instrument as amended, supplemented, novated or otherwise modified;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f)	a provision of law is a reference to that provision as amended or re-enacted; and

(g)	a time of day is a reference to Dublin time unless otherwise agreed by the Parties to be a reference to Chicago time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.4	For the avoidance of doubt, this Agreement and the Guarantee stand alone from and separate to the Syndicated Credit Agreement notwithstanding that the terms of this Agreement or the Guarantee (or any of them) may be similar to those contained in the Syndicated Credit Agreement.

2.	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a loan facility in an aggregate amount equal to $700,000,000.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender provided always that the Lender receives the documentation specified at paragraph 3.4 of Schedule 1 (Conditions Precedent) not later than 2 Business Days (or such shorter period as may be agreed by the Lender, currently expected to be the same date as the Utilisation Date) prior to the proposed Utilisation Date. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to make a Utilisation available if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties set out in Clause 16.1 are true in all material respects.

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than two Business Days (or such shorter period as may be agreed by the Lender, currently expected to be the same date as the Utilisation Date) prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.2.2	Only one Loan may be requested. Any part of the Facility which is not drawn at the expiration of the Availability Period shall be automatically cancelled and shall be unavailable for drawing under the Facility.

6.	Repayment

The Borrower shall repay the Loan (together with all accrued interest thereon and all other amounts owing under this Agreement) on the Termination Date.

7.	Prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Facility will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

If the Borrower ceases to be ultimately wholly owned by the Guarantor:

(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender may, by not less than one Month’s notice to the Borrower, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under this Agreement immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Voluntary Prepayment of Loan

The Borrower may, if it gives the Lender not less than three Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $10,000,000).

7.4	Restrictions

7.4.1	Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

7.4.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.4.3	Any part of the Facility which is prepaid may not be reborrowed in accordance with the terms of this Agreement.

7.4.4	The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.4.5	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

8.	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin for the time being;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 8.3.2 below is 2 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

8.3.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	Interest Periods

9.1	Selection of Interest Periods

9.1.1	The Borrower may select an Interest Period for the Loan in the Utilisation Request for the Loan or, if the Loan has already been borrowed, in a Selection Notice.

9.1.2	Each Selection Notice is irrevocable and must be delivered to the Lender by Borrower not later than two Business Days prior to the Quotation Day for the Interest Period to which such Selection Notice relates.

9.1.3	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with Clause 9.1.2 above, the relevant Interest Period will be of a duration of one month.

9.1.4	Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Lender.

9.1.5	An Interest Period for the Loan shall not extend beyond the Termination Date.

9.1.6	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on, or if any payment hereunder is due on, a day which is not a Business Day, that Interest Period will instead end, or such payment will instead be due, on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the calculation of interest

10.1	Market disruption

10.1.1	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to the Lender’s participation in the Loan.

10.1.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine LIBOR for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost of it obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3	Break Costs

10.3.1	The Borrower shall, within three Business Days of demand by delivery to the Borrower of a certificate referred to in Clause 10.3.2 by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

10.3.2	The Lender shall, as soon as reasonably practicable after a request from the Borrower, and, in any event, upon demand under Clause 10.3.1 provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Tax gross-up and indemnities

11.1	Definitions

11.1.1	In this Agreement:

“Tax Credit” means a credit against, relief from, or remission or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Tax Payment” means either an increase in a payment made by the Borrower to the Lender under Clause 11.2 or a payment under Clause 11.3.

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

11.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	The Borrower shall promptly upon becoming aware that it has had or will have to make a Tax Deduction (or that there has been or will be any change in the rate at which or the basis on which any Tax Deduction has to be made) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

11.2.3	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after the Tax Deduction) will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make the Tax Deduction, and any payment required in connection with the Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5	Within one Month of making a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction or payment has been made.

11.3	Tax indemnity

11.3.1	If the Lender is or will be subject to any liability or required to make any payment for or on account of Tax in relation to any sum received or receivable (or any sum deemed for Tax purposes to be received or receivable) under this Agreement, the Borrower shall (within ten Business Days of demand by the Lender) pay to the Lender the amount determined by the Lender (and evidenced in reasonable detail in writing to the Borrower) to be equal to the loss, liability or cost which will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender as a result of that liability or payment.

11.3.2	Clause 11.3.1 shall not apply:

(a)	in relation to any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent that the liability or requirement is compensated for by an increased payment under Clause 11.2.

11.3.3	If the Lender makes or intends to make a claim under Clause 11.3.1 above it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that it has obtained, utilised and retained a Tax Credit which is attributable to either:

(a)	an increased payment of which that Tax Payment forms part; or

(b)	that Tax Payment;

the Lender shall pay to the Borrower the amount determined by the Lender to be the amount which will leave the Lender (after the payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.5	Stamp taxes

The Borrower shall within ten Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to any stamp duty, registration tax or other similar Tax which is payable in respect of this Agreement or the Guarantee.

11.6	Value added tax

11.6.1	All consideration which is expressed to be payable under this Agreement by the Borrower to the Lender is exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to the Borrower in connection with this Agreement, the Borrower shall pay to the Lender (in addition to and at the same time as paying the consideration for the supply) an amount equal to the amount of the VAT.

11.6.2	Where the Lender requires the Borrower to reimburse the Lender for any cost or expense, the Borrower shall at the same time indemnify the Lender against any VAT incurred by the Lender in respect of the cost or expense to the extent that the Lender reasonably determines that it is not entitled to any credit or repayment in respect of that VAT.

12.	Increased costs

12.1	Increased costs

12.1.1	Subject to Clause 12.3, the Borrower shall, within ten Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) compliance with any law or regulation relating to capital adequacy, whether made before or after the date of this Agreement.

12.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under this Agreement or the Guarantee,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entering into this Agreement or the Guarantee or funding or performing its obligations under this Agreement or the Guarantee.

12.2	Increased cost claims

12.2.1	If the Lender intends to make a claim pursuant to Clause 12.1 it shall notify the Borrower of the event giving rise to the claim.

12.2.2	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount and, in reasonable detail, nature of its Increased Costs.

12.3	Exceptions

12.3.1	Clause 12.1 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 11.3 (or would have been compensated for under Clause 11.3 but was not so compensated solely because any of the exclusions in Clause 11.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

12.3.2	In this Clause 12.3, a reference to a “Tax Deduction” has the meaning given to the term in Clause 11.1.1.

13.	Other indemnities

13.1	Currency indemnity

13.1.1	If any sum due from the Borrower under this Agreement (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within ten Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

13.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within ten Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under this Agreement on its due date;

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Lender

13.3.1	The Borrower shall indemnify the Lender against, and hold the Lender harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for the Lender (and reasonable fees and time charges for attorneys who may be employees of the Lender), incurred by or asserted against the Lender arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby or (ii) any actual or prospective claim, litigation, investigation or proceedings relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Borrower, any of its shareholders or creditors, the Lender or any other Person, and regardless of whether the Lender is a party thereto, provided that such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Lender or to the extent that, in any action brought by the Borrower, the Borrower prevails.

13.3.2	Without prejudice to the generality of Clause 13.3.1, the Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of investigating any event which it reasonably believes is a Default.

14.	Mitigation by the Lender

14.1	Mitigation

14.1.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1, Clause 11 or Clause 12 including transferring its rights and obligations under this Agreement to an Affiliate.

14.1.2	Clause 14.1.1 does not in any way limit the obligations of the Borrower under this Agreement.

14.2	Limitation of liability

14.2.1	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 14.1.

14.2.2	The Lender is not obliged to take any steps under Clause 14.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

15.	Costs and expenses

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) incurred by the Lender in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other document executed after the date of this Agreement in connection with the Facility.

15.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within ten Business Days of demand, reimburse the Lender for the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within ten Business Days of demand, pay to the Lender the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement or the Guarantee.

16.	Representations

16.1	The Borrower makes the representations and warranties set out in this Clause 16.1 to the Lender on the date of this Agreement and on the Effective Date.

(a)	It is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(b)	The execution, delivery and performance by it of this Agreement, and the performance of the transactions contemplated hereby, are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its constitutional documents, (ii) applicable law or (iii) any contract or instrument binding on it or any of its properties or assets that is material to it and its Subsidiaries, taken as a whole.

(c)	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by it of this Agreement.

(d)	This Agreement has been duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Lender, this Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms of this Agreement, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e)	Since May 31, 2004, there has not occurred any Material Adverse Effect which is continuing.

(f)	The Facility shall be used by the Borrower for general corporate purposes.

(g)	The claims of the Lender against the Borrower under this Agreement rank and will at all times rank at least pari passu with the claims of all of the Borrower’s unsecured creditors, save those whose claims are preferred solely by the laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.

(h)	The Borrower and its Subsidiaries have filed all tax returns that are material to the Borrower and its Subsidiaries, taken as a whole, which are required to be filed and have paid all taxes that are material to the Borrower and its Subsidiaries, taken as a whole, in each case, that are due pursuant to said returns or pursuant to any material assessment received by the Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and by proper proceedings and to which appropriate reserves are being maintained.

(i)	The Borrower is not unable to, and will not as a result of its entry into this Agreement and the performance by it of the transactions contemplated hereby become unable to, pay its debts as they full due within the meaning of Section 214 of the Companies Act 1963.

17.	General undertakings

17.1	The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

17.2	The Borrower will (and shall cause each of its Subsidiaries to):

(a)	Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders except where the failure to so comply would not have a Material Adverse Effect.

(b)	Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower (or any of its Subsidiaries) shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained unless and until any Lien resulting there from attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

(c)	Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence.

(d)	Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(e)	Use of Proceeds. Use the Facility in accordance with the provisions of Clause 3.1.

(f)	Authorisations. The Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

18.	Events of Default

18.1	Events of Default

Each of the events or circumstances set out in this Clause 18.1 is an Event of Default.

(a)	The Borrower shall fail to pay any principal of the Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on the Loan within three (3) Business Days after the same becomes due and payable; or the Borrower shall fail to pay any fees payable hereunder within ten (10) Business Days after the same become due and payable; or the Borrower shall fail to pay any other amount payable under this Agreement within ten (10) Business Days after receipt by the Borrower of written demand therefor; or

(b)	Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)	(i) The Borrower shall fail to perform or observe the covenant or agreement contained in Clause 17.2(c) or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender; or

(d)	The Borrower or any of its Subsidiaries shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of, or enter into any composition or arrangement with any of its, creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, examination, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, liquidator, examiner, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, liquidator, examiner trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (d) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(e)	Any expropriation, attachment or sequestration, distress or execution affects any asset or assets of the Borrower; or

(f)	Any Guarantee Event of Default shall have occurred and be continuing; or

(g)	This Agreement or the Guarantee ceases to be in full force and effect or shall be declared null and void or the Borrower or the Guarantor shall contest the validity or enforceability of this Agreement or, as the case may be, the Guarantee in writing or deny in writing that it has any further liability under this Agreement or, as the case may be, the Guarantee; or

(h)	The Capitalization Ratio shall exceed 40%.

18.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Facility whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender.

19.	Changes to the Lender

19.1	Assignments and transfers by the Lender

The Lender may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to any Affiliate or, (i) with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) or (ii) following the occurrence of an Event of Default which is continuing, to any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

19.2	Disclosure of information

The Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Guarantor as the Lender shall consider appropriate provided that such Affiliate or such other person shall first have entered into an appropriate confidentiality undertaking.

20.	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement other than to the Guarantor and provided that ten Business Day’s prior written notice has first been given to the Lender.

21.	Payments

21.1	Place

All payments by the Borrower under this Agreement shall be made to the Lender to such account at such office or bank as it may notify to the Borrower for this purpose.

21.2	Funds, set-off and counterclaim

Payments to the Lender under this Agreement shall be made in Dollars for value on the due date, without set-off or counterclaim.

21.3	Non business days

If, under this Agreement, payment is due on a day which is not a Business Day, instead the due date for that payment shall be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

21.4	Time extension

During any extension of the due date for payment of any principal under this Agreement, interest is payable on that principal at the rate payable on the original due date.

21.5	Partial payments

If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment in such order as, in its absolute discretion, it considers appropriate, irrespective of, and notwithstanding any, purported application made by the Borrower to the contrary.

21.6	Set-off

If an Event of Default shall have occurred and be continuing, the Lender may set off any matured obligation due from the Borrower under this Agreement (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.	Notices

22.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

22.2	Addresses

22.2.1	The address, e-mail address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name below or any substitute address, e-mail address, fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

22.2.2	The addresses referred to in Clause 22.2.1 are as follows:

(a)	The Borrower

500 Oracle Parkway
Redwood Shores

California
94065 USA
Attention:	Deborah Lange/Daniel Cooperman
Fax:	+1 (650) 506 7114

(b)	The Lender

ABN AMRO Bank N.V.
101 California Street Suite 4300,
San Francisco CA 94111, USA

Attention:	Bill Davidson, Credit Portfolio Management-Technology
Facsimile:	+1 415 984 3717

With a copy to:
Kymm Recht
WCS Financial Markets
Northamerican Credit Administration
540 W Madison Street, 26th Floor
Chicago, IL 60661

Facsimile:	+1

22.3	Delivery

22.2.3	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, (i) when it has been left at the relevant address or (ii) two Business Days (or, in the case of airmail, five Business Days) after being deposited in the post postage prepaid (or, as the case may be, airmail postage prepaid), in an envelope addressed to it at that address; or

(c)	if by e-mail, upon sender’s receipt of an acknowledgement from the intended recipient and, if a particular department or officer is specified as part of its address details provided under Clause 22.2, if addressed to that department or officer.

22.2.4	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Clause 22.2.2(b) (or any substitute department or officer as the Lender shall specify for this purpose).

22.4	English language

22.4.1	Any notice given under or in connection with this Agreement must be in English.

22.4.2	All other documents provided under or in connection with this Agreement must be in English.

22.5	Indemnity

22.5.1	The Lender is requested and authorised by the Borrower to rely upon, and act in accordance with, any notice, demand or other communication in respect of the Facility (each an “Instruction” and together “Instructions”) which may from time to time be, or purport to be, given by way of facsimile on behalf of the Borrower by any person purporting to act on behalf of the Borrower without any enquiry on the Lender’s part as to the authority or identity of the person giving or purporting to give such Instruction or Instructions and regardless of the circumstances prevailing at the time of such Instruction or Instructions.

22.5.2	The Lender shall be entitled to treat any Instruction as fully authorised by, and binding upon, the Borrower and shall be entitled (but not bound) to take such steps in connection with, or in reliance upon, such Instruction as the Lender in its sole and absolute discretion may consider appropriate, whether such Instruction includes an instruction to pay money or otherwise to debit or credit any account, or relates to the disposition of any money, securities or documents, or purports to bind the Borrower to any agreement or other arrangement with the Lender or with any other person or to commit the Borrower to any other type of transaction or arrangement whatsoever, regardless of the nature of the transaction or arrangement or the amount of money involved and notwithstanding any error or misunderstanding or lack of clarity in the terms of such Instruction.

22.5.3	The Borrower undertakes forthwith on demand by the Lender to indemnify the Lender and to keep the Lender indemnified against all reasonable losses, claims, actions, proceedings, demands, damages, costs and expenses incurred or sustained by the Lender, of any nature and howsoever arising, out of or in connection with its acknowledgement and compliance with any Instruction or Instructions provided that such indemnity shall not, as to the Lender, be available to the extent that such losses, claims, actions, proceedings, demands, damages, costs and expenses are determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from the gross negligence or wilful misconduct of the Lender or, to the extent that in any action brought by the Borrower, the Borrower prevails.

23.	Calculations and certificates

23.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

23.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

24.	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

27.	Governing law

This Agreement is governed by Irish law.

28.	Jurisdiction

(a)	The courts of Ireland have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 28 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other court or courts with jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Conditions Precedent

1	Borrower and Guarantor

1.1	A copy of the constitutional documents of the Borrower and the Guarantor.

1.2	A copy of a resolution of the board of directors of the Borrower and the Guarantor.

1.3	A specimen of the signature of each person authorised by the resolutions referred to in Clause 1.2 above.

1.4	A director’s certificate for the Borrower and the Guarantor (to include, without limitation, in respect of the Borrower an appropriate solvency declaration).

2	Legal opinion

2.1	A legal opinion of A&L Goodbody, legal advisers to the Borrower in Ireland.

2.2	A legal opinion of Davis Polk & Wardwell, legal advisers to the Guarantor in the USA on the Guarantee.

2.3	A legal opinion of in-house counsel to the Guarantor.

3	Other documents and evidence

3.1	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or the Guarantee or for the validity and enforceability of this Agreement or the Guarantee.

3.2	Satisfactory searches against the Borrower.

SCHEDULE 2

Utilisation Request

From:	**	[Borrower]

To:	**	[Lender]

Dated:	**

Dear Sirs

Facility Agreement dated [**		] (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

	Proposed Utilisation Date:	[** ] (or, if that is not a Business Day, the next Business Day)

	Currency of Loan:	Dollars

	Amount:	$700,000,000

	Interest Period:	[** ]

3	We represent and warrant that condition (a) specified in Clause 4.2 (Further conditions precedent) is true and correct and confirm that condition (b) specified in Clause 4.2 (Further conditions precedent) is true and correct on the date of this Utilisation Request.

4	The proceeds of the Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
** [ Borrower]

Signatories

THE BORROWER

Oracle Technology Company

By:

THE LENDER

ABN AMRO BANK N.V.

By:	By: